Exhibit 99.3

Contacts:	Tran Nguyen / CFO Somaxon Pharmaceuticals, Inc. (858) 876-6500

Rob Whetstone PondelWilkinson, Inc. (310) 279-5963

SOMAXON ANNOUNCES CLOSING OF PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO, CA – November 24, 2010 - Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX) today announced the closing of its previously announced underwritten public offering of 8,800,000 shares of its common stock. The net proceeds to Somaxon from the sale of the shares, after the underwriting discount and estimated offering expenses payable by Somaxon, are expected to be approximately $24.8 million.

Piper Jaffray & Co. acted as sole underwriter for the offering.

The securities described above were offered by Somaxon pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on July 15, 2010. A prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained from Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, Attention: Equity Capital Markets, or by telephone at (800) 747-3924. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and of late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon’s product Silenor (doxepin), now available by prescription in the United States, is indicated for the treatment of insomnia characterized by difficulty with sleep maintenance.

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Somaxon Announces Closing of Public Offering of Common Stock

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Somaxon’s business and finances in general, and the other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission. Somaxon undertakes no obligation to update the statements contained in this press release after the date hereof.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.